EXHIBIT (h)(6)

                      STATE REGISTRATION SERVICES AGREEMENT

         THIS AGREEMENT is made as of the 5th day of November, 1999 by and between TD Waterhouse Trust (the "Trust"), and Automated Business Development Corporation ("ABD"), a Massachusetts corporation on behalf of ClearSky ("ClearSky"), a division of ABD.

                              W I T N E S S E T H:

         WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and,

         WHEREAS, the Trust wishes to retain ClearSky to provide certain administrative services, and ClearSky is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment The Trust hereby appoints ClearSky to provide certain administration services for the period and on the terms set forth in this Agreement. ClearSky accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. In the event that the Trust decides to add one or more new portfolio series or class, with respect to which it wishes to retain ClearSky to provide services hereunder, the Trust or its Administrator, TD Waterhouse Investor Services, Inc. ("TD Waterhouse") on its behalf, shall notify ClearSky in writing. If ClearSky is willing to render such services, it shall notify the Trust in writing of any terms and compensation that differ from the provisions of this Agreement, and upon acceptance by the Trust, such portfolio or class shall become a Trust hereunder.

         2. Delivery of Documents. The Trust or TD Waterhouse will furnish ClearSky with copies following:

         (a) A listing of all jurisdictions in which the Trust is lawfully available for sale as of the date of this Agreement and in which the Trust desires ClearSky to effect such notice filing;

         (b) The Trust's most recent Post-Effective Amendment under the Securities Act of 1933 and under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") and all amendments thereto;

         (c) The Trust's most recent prospectus and statement of additional information and all amendments and supplements thereto (the "Prospectus"); and


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         (d) The Trust's most recent annual and semi-annual reports;

         3. Services and Duties. Subject to the supervision and control of the Trust, ClearSky undertakes to perform the following specific services:

         (a) Effecting and maintaining, as the case may be, the qualification of shares of the Trust for sale under the securities laws of the jurisdictions indicated for the Trust on the list furnished to ClearSky pursuant to Paragraph 2(e) of this Agreement;

         (b) Filing with each appropriate jurisdiction, as required, the appropriate materials relating to the Trust, such filings to be made promptly after receiving such materials from the Trust: Post Effective Amendments to the Trust's Registration Statement; definitive copies of the Trust's Prospectus and Statement of Additional Information and any Supplements thereto; Annual and Semi-Annual Reports; and Notices of Special Meetings of Shareholders and related Proxy materials which propose the merger, reorganization or liquidation of the Trust;

         (c) Conveying to the Trust or TD Waterhouse any comments received on such filings and, if desired by the Trust, responding to such comments in such manner as authorized by the Trust or TD Waterhouse; and

         (d) In connection with the foregoing, receiving limited power of attorney on behalf of the Trust to sign all Blue Sky filings and other related documents.

         Subject to payment to ClearSky in advance, ClearSky will remit to the respective jurisdictions of notice filing fees for the shares of the Trust, and any fees for qualifying or continuing the qualification of the Trust. The Trust will, from time to time as specifically agreed between the parties, wire transfer funds to ClearSky for the payment of said fees payable pursuant to this provision promptly upon request by ClearSky. ClearSky will request the funds necessary for the payment of fees in advance of the date the fees become due. Upon receipt of the funds by ClearSky, it will issue checks for the payment of fees.

         In performing its duties under this Agreement, ClearSky will act in accordance with the instructions and directions of the Trust.

         The Trust or TD Waterhouse will provide Clear Sky with the appropriate number of copies of each document which must be filed pursuant to this provision.

         4. Compensation. For the services provided by ClearSky under this Agreement, the Trust will pay to ClearSky a monthly fee based upon the number of state securities notice filings. The fee shall be based upon the rate of $125.00 per state securities notice filings per year and billed monthly in arrears. When the number of state securities notice filings ("permits") reaches 300, the fee will be based upon the rate of $100.00 per state securities notice filings per year and billed monthly in arrears. There will be no retroactive credit for permits which were previously maintained at $125.00.


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         5. Limitations of Liability and Indemnification.  ClearSky shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, so long as it acts in good faith and with due diligence and is not negligent or guilty of any willful misconduct. Without in any way limiting the foregoing, ClearSky shall have no liability for failing to file on a timely basis any material to be provided by the Trust or TD Waterhouse that it has not received on a timely basis from the Trust or TD Waterhouse; ClearSky shall have no responsibility to review the accuracy or adequacy of materials it receives from the Trust or TD Waterhouse for filing or bear any liability arising out of the timely filing of such materials.

         The Trust agrees and acknowledges that ClearSky has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct of the Trust prior to the date hereof of those duties which ClearSky has agreed to perform pursuant to this Agreement. The Trust further agrees to indemnify ClearSky against any losses, claims, damages or liabilities to which ClearSky may become subject in connection with the conduct by the Trust of such duties prior to the date hereof.

         The Trust represents and warrants to ClearSky that as of the date hereof each it is duly registered and lawfully eligible for sale in each jurisdiction indicated on the list furnished to ClearSky pursuant to Paragraph 2(e) of this Agreement.

         6. Service to Other Companies or Accounts. The Trust understands that the persons employed by ClearSky to assist in the performance of ClearSky's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of ClearSky or any affiliate of ClearSky to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         7. Notices. Any notice or other instrument or materials authorized or required by this Agreement to be given in writing to the Trust or to ClearSky shall be sufficiently given if addressed to such party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

         To the Trust:

         TD Waterhouse Trust
         100 Wall Street
         New York, NY 10005

         Attention:  Michele R. Teichner

         To Clear Sky:

         Clear Sky Corporation
         The Schrafft Center Annex

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         529 Main Street
         Boston, MA 02129
         Attention:  Elizabeth A. Nystedt

         8. Files. All files maintained by ClearSky with respect to the Trust shall be the property of the Trust and shall be returned to the Trust at the termination of this Agreement or as mutually agreeable to ClearSky and the Trust.

         9. Duration and Termination. This Agreement shall continue thereafter until termination by the Trust or Clear Sky on 60 days written notice.

         10. Conversion. There will be no charge for system conversion provided the Trust allow ClearSky to administrate complete Blue Sky filing services for a period of at least six months. In the event the Trust terminates this Agreement prior to the six month obligation, a one time conversion fee equivalent to $10/permit shall be applied.

         11. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         12. Governing Law. This Agreement shall be governed by the laws of the State of New York.

         13. Confidentiality. ClearSky agrees to maintain all information about the Trust that ClearSky acquires pursuant to this Agreement in confidence, and ClearSky agrees not to use, or permit the use of, any such information for any purpose except that set forth herein, or to disclose any such information to any person, without the prior written consent of the Trust or TD Waterhouse.

         14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constructions or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date and year first above written.

Attest:                                     TD Waterhouse Trust

/s/ Karen Jacoppo-Wood                      /s/ George A. Rio
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Attest:                                     Automated Business
                                            Development Corporation

/s/ Cameron Hemmervinger                    /s/ Elizabeth A. Nystedt
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